Exhibit 99.3

CORPORATE PARTICIPANTS

Pablo Paez GEO Group Inc - VP Corporate Relations

George Zoley GEO Group Inc - Chairman, CEO

Brian Evans GEO Group Inc - CFO

John Hurley GEO Group Inc - President of GEO Corrections and Detention

Jorge Dominicis GEO Group Inc - SVP of GEO Community Services

CONFERENCE CALL PARTICIPANTS

Kevin Campbell Avondale Partners - Analyst

Brian Lautenbaugh RBC Capital Markets - Analyst

Unidentified Participant Analyst

Kevin McVeigh Macquarie Research - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q4 2013 GEO Group Inc. earnings conference call. My name is Sue and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes.

I would like to turn call over to Pablo Paez, Vice President of Corporate Relations. Please proceed, Sir.

Pablo Paez - GEO Group Inc - VP Corporate Relations

Thank you, Operator.

Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s fourth-quarter and full-year 2013 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; John Hurley, President of GEO Corrections and Detention; and Jorge Dominicis, Senior Vice President of GEO Community Services.

This morning we will discuss our fourth-quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.

Today we will discuss non-GAAP basis information, a reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley - GEO Group Inc - Chairman, CEO

Thank you, Pablo, and good morning to everyone.

Thanks for joining us as we review our fourth-quarter and year-end results, provide an update of our efforts to pursue quality growth opportunities, and return value to our shareholders. We believe our strong quarterly and annual earning results, as well as our outlook for 2014, are representative of the continued growth in our earnings and cash flows. Our strong financial performance continues to be driven by sound operational financial performance from our diversified business units in the US and internationally.

During the fourth quarter of last year and the first quarter of this year, we achieved a number of important milestones with the activation of approximately 5700 beds, which are expected to generate close to $100 million in annual revenues. In October of last year, we began the intake of inmates at our Central Valley and Desert View facilities in California, under five-year contracts with the California Department of Corrections. The reactivation of these facilities, which are owned and total 1400 beds, is expected to generate approximately $31 million in annualized revenues.

We also signed a new long-term agreement for our Golden State facility in California, which expanded the facilities contract capacity by 100 beds to 700, effective November of last year. This contract capacity expansion is expected to generate more than $2 million in additional annual revenues.

In Florida, we assumed management of the Graceville, Moore Haven, and Bay Correctional facilities, totaling 3854 beds effective the first of this month. These managed-only agreements are expected to generate more than $56 million in annualized revenues.

We also recently announced a contract capacity expansion at our Company owned Rio Grande detention center in Texas from 1500 to 1900 beds. The center will house detainees for both the US Marshal’s service and ICE, and is expected to generate combined annual revenues of $38 million.

Additionally, we are developing a new 400 bed transfer center at the England Air Park in Alexandria, Louisiana as an annex to our LaSalle Detention facility in Jena, Louisiana under our existing contract with ICE. The development of the new centers expect to be completed during the fourth quarter of 2014 and is expected to generate an additional approximately $8.5 million in additional annual revenues.

In addition to these important projects, we took several important steps to strengthen our balance sheet during 2013. First, in April of last year, we refinanced our senior credit facility and attained a more flexible debt structure with the issuance of $300 million in senior notes in March, at historically low rates for our Company of 5 1/8%.

Then last October, we completed a $250 million offering of senior notes at a rate of 5 7/8%, along with a tender offer in redemption of our existing notes due 2017, which had a coupon rate of 7 3/4%. Additionally, we completed the defeasance of nonrecourse bonds associated with our Company-owned South Texas Detention complex, which allowed us to save $5.5 million in annual principal debt payments.

All of these important steps have given us more flexibility as we continue to pursue accretive growth opportunities and look to return increasingly more value to our shareholders. As we announced this morning, we have increased our quarterly dividend to $0.57 per share, which reflects the growth in our AFFO, and is consistent with our stated guidance to pay at least 75% of our AFFO in dividends with a goal to increase our dividend payout ratio over time.

As we have expressed to you in the past, our Board and our management team remain focused on the careful evaluation of our allocation of capital to enhance shareholder value. With respect to our outlook, we continue to be optimistic regarding several new opportunities we are currently pursuing.

We continue to actively market our current inventory of idle facilities with approximately 6000 beds. As we have previously discussed, we estimate that the reactivation of our 6000 idle beds would add approximately $0.65 to $0.70 in annualized AFFO. There are several publicly known opportunities at the federal and state level, which we are currently pursuing, which total more than 10,000 beds, including a recent procurement issue by the State of Oklahoma for up to 2000 existing beds in the state.

Further, we are exploring a number of non-public opportunities that relate to both new project development, as well as potential asset purchases. We believe that our Company is well positioned to benefit from these important opportunities. We believe that our Company has attractive investment characteristics, which are underpinned by our robust real estate portfolio of Company owned and leased facilities.

Our total real estate portfolio encompasses more than 15 million square feet in owned, leased, and managed facilities, and we own more than 4000 acres of land across the United States. We currently own or lease approximately 70% of our facilities and 60% of our beds worldwide, and more than 70% of our net income is generated by our Company-owned and Company-leased facilities.

We have stable and sustainable income through increasingly longer-term contract arrangements. We have a diversified base of investment grade government customers with multiple individual contract arrangements, with no single customer contract representing more than 5% of our revenues.

We have historically enjoyed solid occupancy rates in the mid- to high-90s and strong customer retention rates in excess of 90%. Our long-term assets have a physical useful life of 75 years plus, and require relatively low levels of maintenance CapEx estimated at approximately 5% of our net operating income.

Now, I would like to turn the call over to Brian Evans to review our financial performance and outlook.

Brian Evans - GEO Group Inc - CFO

Thank you, George. Good morning, everyone.

We are pleased with our fourth-quarter and year-end results, as well as our outlook for 2014. As disclosed in our press release today, our adjusted funds from operations from the fourth quarter 2013 increased to $0.72 per share from $0.67 per share last year.

On a GAAP basis, we reported fourth-quarter 2013 earnings of $0.38 per share compared to $1.32 per share a year ago. Our fourth-quarter 2013 GAAP results reflect a nonrecurring tax benefit of $8.1 million. This benefit was offset by $1.2 million in after-tax start up expenses associated with the activation of our Central Valley and Desert View facilities in California, $700,000 in REIT conversion related expenses, an $8.4 million after-tax related to the write off of deferred financing fees associated with the tender offer in redemption of $250 million bonds dollars of our 7 3/4% notes due 2017.

Total revenues for the fourth quarter 2013 increased at approximately $384 million from $379 million a year ago. Approximately 60% of our revenues are generated by Company-owned and Company-leased facilities.

For the fourth quarter 2013, we reported net operating income of approximately $109 million, before real estate related operating lease expense of approximately $6 million, up from NOI of $104 million before real estate related operating lease expense of $6 million in the fourth quarter 2012. More than 70% of our NOI is generated by our Company-owned and Company-leased properties.

Our fourth-quarter 2013 results reflect the activation of Central Valley and Desert View facilities in California and the contract expansion at our Golden State facility also in California, as well as the normalization of new contract loans by our community reentry and electronic monitoring services divisions during 2012. Our reconciliation for net operating income has been adjusted to present NOI both before and after the effective real property operating lease expense, consistent with common REIT disclosures.

Moving to our outlook for 2014. As George mentioned, our initial guidance for this year is reflective of the continued growth in our earnings and cash flows. We expect 2014 revenues to be in a range of $1.6 billion to $1.62 billion, and our 2014 AFFO per share to be in a range of $2.96 to $3.04 per share, or $213 million to $219 million.

On a GAAP basis, we expect our 2014 earnings to be in a range of $1.78 to $1.86 per share. Our 2014 net operating income is expected to be in a range of $448 million to $454 million before real estate related operating lease expense of approximately $25 million, and our 2014 adjusted EBITDA is expected to be in a range of $320 million to $326 million.

We expect first-quarter revenues to be in a range of $387 million to $392 million, and our AFFO per share is expected to be in a range of $0.63 to $0.65 per share, or $45 million to $47 million. On a GAAP basis, we expect our earnings for the first quarter 2014 to be between $0.32 and $0.34 per share. Compared to our fourth-quarter 2013 results, — (technical difficulties)

Operator

Excuse me for interrupting. We have lost the speaker for your call today, so we will just wait for him to rejoin. Thank you.

(Operator Instructions)

(technical difficulties)

Brian Evans - GEO Group Inc - CFO

Thank you, everyone. Sorry for that technical difficulties. I will resume now. We expect our first-quarter revenues to be in the range of $387 million to $392 million, and our AFFO per share is expected to be in a range of $0.63 to $0.65 per share, or $45 million to $47 million.

On a GAAP basis, we expect our earnings for the first quarter 2014 to be between a $0.32 and $0.34 per share. Compared to our fourth-quarter 2013 results, our first-quarter 2014 AFFO guidance reflects $0.05 to $0.06 per share in additional employment tax expense as a result of the seasonality in unemployment taxes, which are frontloaded in the first quarter of the year.

Additionally, first-quarter 2014 AFFO guidance reflects approximately $0.02 per share in start up expenses related to the activation of our recent correctional contracts in Florida, as well as new day reporting centers in Pennsylvania. And the first quarter is normally impacted by seasonal fluctuations in our federal populations, representing approximately $0.02 to $0.03 per share.

From first-quarter to second-quarter 2014 AFFO, we would expect lower unemployment tax expense of $0.04 to $0.05 per share. Additionally, our second-quarter 2014 AFFO guidance reflects normalized contribution from our recently activated beds in California and Florida, the expanded capacity at our Rio Grande Detention Center in Texas, and new business from our reentry in electronic monitoring divisions, along with the normalization of the seasonal fluctuations in federal populations.

All of which represent approximately $0.08 to $0.10 per share in positive AFFO contribution. For the third and fourth quarters of 2014, we expect a similar quarterly run rate in AFFO as in the second quarter, resulting in our AFFO guidance range of $2.96 to $3.04 per share for the full year 2014. Our guidance does not assume the potential reactivation of our idle facilities totaling approximately 6000 beds or any new projects, both of which would represent significant upside to our financial performance.

As George mentioned, we took several important steps in 2013 to strengthen our balance sheet, which resulted in a more flexible debt structure and allowed us to eliminate approximately $30 million to $35 million in mandatory annual principal payments. With respect to our liquidity position, as of the end of the year we had $52 million in cash on hand, approximately $300 million in available capacity under our revolving credit facility, exclusive of $340 million in outstanding borrowings and approximately $60 million set aside for letters of credit.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $15 million in 2014, and we have approximately $20 million in scheduled annual principal payments of debt. With that, I will turn the call to John Hurley for a review of our corrections and detention market.

John Hurley - GEO Group Inc - President of GEO Corrections and Detention

Thank you, Brian, and good morning, everyone. I’d like to address select publicly known business development opportunities in our key segments, starting with the federal market and the three federal government agencies we serve. Again, we have long-standing partnerships with the Federal Bureau of Prisons, the United States Marshal Service, and US Immigration and Customs Enforcement, or ICE.

And we provide cost-effective solutions for them at numerous facilities across the country. We continue to see meaningful opportunities for us to partner with all three of these federal agencies. The Federal Bureau of Prisons continues to face capacity constraints coupled with the growing offender population. And ICE and the US Marshals continue to consolidate existing populations into larger, more modern facilities, which has driven the need for additional private beds.

With respect to recent contract awards, we recently announced a 400-bed contract capacity expansion at our Company-owned Rio Grande Detention Center in Laredo, Texas to 1900 beds under our existing contract with the US Marshals Service. Under the expanded contract, the US Marshals Service will house up to 1228 offenders at the center, with 672 beds reserved for use by ICE.

The 1900 beds center is expected to generate approximately $38 million in annual revenues. Additionally, late last year we signed a contract with ICE for the development and operation of a new $20 million, 400 bed transfer center in Alexandria, Louisiana as an annex to our LaSalle Detention facility. The new Company-owned center will be completed in the fourth quarter of 2014 and will generate an additional $8.5 million in annual revenues.

With regard to pending procurements, the Bureau of Prisons has issued a solicitation with two requirements; each requirement is to house approximately 1565 to 2000 low security adult males. One facility must be located in one of the following states, Ohio, Michigan, Pennsylvania, New Jersey, or New York. The other proposed facility may be located anywhere in the continental United States.

This procurement will include the rebid of our Company-owned facility in Pennsylvania, whose contract expires in April 2016, and the rebid of another BLP privately operated facility in Ohio, whose contract expires in May 2015. Proposals for this procurement were submitted in August of last year with awards expected mid-2014. Additionally, ICE has issued a request for information for three Company-owned and operated detention facilities ranging from 800 to 2000 beds in Chicago, Atlanta, and Houston.

Turning to our state market segment, as states across the country continue to face budgetary pressures, where ability to achieve cost savings becomes even more important priority, which leads to increased interest in privatization projects. Several states across the country continue to face capacity constraints and inmate population growth.

Many of our state clients require additional beds as inmate populations continue to increase, and aging inefficient prisons need to be replaced with new, more cost efficient facilities. For instance, in the states where we currently operate, the average age of the state prisons ranges from approximately 30 to 60 years.

With respect to recent contract activations, we began the intake of California inmates at our Company-owned Central Valley and Desert View facilities in October of last year. The two facilities, which totaled 1400 beds, are expected to generate approximately $31 million in annualized revenues.

Additionally, this past November, we expanded the contract capacity at our Golden State facility by 100 beds under a new long-term agreement with the State of California. This contract capacity expansion is expected to generate an additional $2.2 million in annual revenues.

As you may be aware, the three federal judge panel in California has granted a two-year extension to the state to meet the court mandated inmate population cap through the implementation of rehabilitation and reentry programs, as well as additional in-state capacity. CDCR must also meet some interim milestones, specifically they have to reach 143% of capacity by June of this year, 141.5% of capacity by February of 2015, and then to the final benchmark of 137% of capacity by February of 2016.

We continue to have approximately 1000 beds available at three facilities in the State of California, and our reentry services division has a well-established network of community reentry facilities and day reporting centers throughout the State of California. In Florida, we assume management of 3854 beds at the Graceville, Moore Haven, and Bay Correctional facilities effective February 1 of this year. These managed-only agreements are expected to generate approximately $56 million in annualized revenues.

These important awards strengthen our long-standing partnership with the State of Florida, which has generated significant savings for Florida’s taxpayers, and has provided significant inmate rehabilitation and treatment programs since the 1990s. With respect to new and pending procurements, the State of Oklahoma has issued a request for proposal for up to 2000 beds at existing in-state facilities. Proposals under this procurement were submitted this past week and an award is expected before the middle of the year.

We believe our 2,000 bed Great Plains facility in Hinton, OK is an excellent fit for this important opportunity. Additionally, we believe there are several states considering public-private partnerships for the development and operation of new and replacement correctional facilities, including the State of Utah, which is currently evaluating options for the private development ownership and potential operation of new replacement facilities totaling approximately 5000 beds.

Finally, in our international markets, we have been shortlisted by the State of Victoria in Australia for the development and management of a new 1300 bed prison. An award under this procurement is expected to be made in the second half of 2014.

At this time, I’ll turn the call over to Jorge Dominicis for a review of GEO community services.

Jorge Dominicis - GEO Group Inc - SVP of GEO Community Services

Thank you, John. Good morning, everyone.

Turning to our GEO community services segment, each of our community services divisions continues to pursue several new growth opportunities. Our reentry services division is competing for a number of formal solicitations for residential community based reentry centers across the country.

Additionally, we are working with our existing local and state correctional clients to leverage new opportunities in the provision of community based reentry services in nonresidential day reporting centers. During 2013, our reentry services division added more than $13 million in annual revenues through the expanded use of one of our Alaska facilities and with the activation of several new day reporting centers in California, North Carolina, and Pennsylvania.

Specifically, a California Department of Corrections and rehabilitation procurement for day reporting centers resulted in contract awards for our reentry services division for four of nine available sites. In Pennsylvania, we were awarded a contract late last year for six new day reporting centers, which are expected to generate more than $5 million in annualized revenues.

We expect to compete for several other opportunities during 2014 to activate residential and nonresidential community reentry facilities around the country. Our youth services division continues to work towards maximizing the utilization of our existing asset base. Last year, we successfully undertook a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities in states like Pennsylvania, Ohio, Illinois, Texas, and Colorado. And we expect to continue to pursue similar initiatives.

Our BI subsidiary continues to market its supervision and electronic monitoring services to local, state, and federal correctional agencies nationwide. In 2013, BI added more than $5 million in annual revenues, and we expect to compete on additional opportunities as correctional agencies across the US increase their use of electronic monitoring technologies to track offenders who have been placed under community supervision.

At this time, I’d like to turn the call back over to George for his closing comments.

George Zoley - GEO Group Inc - Chairman, CEO

Thank you, Jorge.

In closing, we are very pleased with our fourth-quarter and year-end results and our 2014 outlook, which continued to be driven by a solid operational financial performance from our core operations in the US and internationally. Our Company remains focused on effectively allocating capital to enhance value for our shareholders.

During the fourth quarter of last year and the first quarter of this year, we achieved a number of important milestones with the activation of approximately 5700 beds that are expected to generate close to $100 million in annual revenues. We also took several important steps this past year to strengthen our balance sheet and attain the flexibility to return a higher portion of our funds available for distribution to our shareholders over time.

As a result of these important steps and our outlook for 2014, we have increased our quarterly dividend to $0.57 per share, in line with our guided payout of AFFO of approximately 75%. We will remain focused on marketing our 6000 idle beds in inventory, which we estimate would add $0.65 to $0.70 per share to our AFFO.

We are actively pursuing several publicly known opportunities totally 10,000 beds approximately, and are exploring a number of other growth opportunities for the development of new projects and the potential purchase of assets. We expect that all of these efforts will continue to drive growth for our Company and create value for our shareholders.

We also believe that our diversified growth in investment strategies have positioned GEO as the leading provider of corrections, detention, and community reentry services through a GEO continuum of care that can deliver performance-based outcomes and significant cost savings for our clients worldwide. As I’ve expressed to you in the past, we view all of these different initiatives to enhance shareholder value as complementary and none are pursued to the detriment of the others.

This concludes our presentation. We would now like to open the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

First question comes from Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners - Analyst

Good morning. Thanks for taking my questions. Brian, I was hoping maybe you could start with some modeling questions? Can you help us with what the G&A and interest expense might look like for the full year? And then also, how should we think about the tax rate for modeling?

Brian Evans - GEO Group Inc - CFO

Yes, sure. The depreciation, I think including intangibles amortization, will be approximately $24 million a quarter. Overhead G&A should average $27.5 million to $28 million a quarter. And going into next year, I think most of the REIT activities and the conversion activities and the impact on our taxes, that has cleared through this year. And I think next year, we will see that rate that we talked about before in the 7% to 10% on a consolidated basis.

Kevin Campbell - Avondale Partners - Analyst

Okay. And the interest expense per quarter?

Brian Evans - GEO Group Inc - CFO

It’s in the $20 million to $21 million range on a gross basis. Net probably $19.5 million to $20 million.

Kevin Campbell - Avondale Partners - Analyst

Okay, great. And then just sort of digging a little bit deeper into the opportunities in the other states. Can you maybe give us some color on what’s happening in California, and any conversations you have had as it relates to your existing CCS now that the state has gotten the flexibility in the two-year delay?

Do you think that makes your CCS more attractive than they would’ve been otherwise? And any thoughts on potential timing of utilization, if at all?

George Zoley - GEO Group Inc - Chairman, CEO

We recognize that the state has an ongoing need for in-state bed capacity, and we continue to be involved with the state in promoting our capacity opportunities for them throughout the state with regard to capacity as well as enhanced program rehabilitation, which I believe is also one of their primary objectives.

Kevin Campbell - Avondale Partners - Analyst

Have the discussions increased since the ruling? I know it’s only been a week or two. Have they changed at all or not really?

George Zoley - GEO Group Inc - Chairman, CEO

Not really. I imagine they have received a number of proposals from a number of different entities. I would think that they are assessing those proposals and which ones they will pursue.

Kevin Campbell - Avondale Partners - Analyst

Okay.

George Zoley - GEO Group Inc - Chairman, CEO

But I think they are on a fairly short timeline and those decisions will presumably be made relatively shortly.

Kevin Campbell - Avondale Partners - Analyst

Yes. And the BOP had an RFP for I think it was 1000 to 1600 beds that was canceled third or fourth quarter last year. And it was around all of the issues with the budget. Has there been any discussion with the BOP about reissuing that? Or do you have any expectations on when they might issue RFPs for new beds, rather than just rebids of existing ones?

John Hurley - GEO Group Inc - President of GEO Corrections and Detention

No concrete information on that. Again, we continue to monitor the BOP’s capacity needs and have frequent discussions with their leadership and await any further activity. Obviously, with the development of the budget and things around that, surrounding that, we will have to wait until they are certain of what their situation is financially and what they are going to pursue.

Kevin Campbell - Avondale Partners - Analyst

Yes, okay. And a similar question in Michigan. Obviously, that RFP that they had last year, they didn’t make any awards and there was some discussion that there was flaws in the state’s methodology for comparing the proposals versus the state costs. Has there been — excuse me — any movement there to change the state’s methodology?

George Zoley - GEO Group Inc - Chairman, CEO

Not that we are aware of.

Kevin Campbell - Avondale Partners - Analyst

Okay. That’s all I have. I will jump back into queue. Thank you.

George Zoley - GEO Group Inc - Chairman, CEO

Thank you.

Operator

Your next question comes from Brian Lautenbaugh RBC Capital.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Thank you very much. A couple questions. Plans that you have if you don’t win Oklahoma? Is it to re-idle the facility or is it to go after federal business and put prisoners there? Now, that’s making the big assumption that you don’t win.

George Zoley - GEO Group Inc - Chairman, CEO

Well, we would continue to market those beds for federal and state and possible local youths.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Okay. So you would keep the facility active?

Brian Evans - GEO Group Inc - CFO

It’s idle right now.

Brian Lautenbaugh - RBC Capital Markets - Analyst

I thought you were reactivating it?

George Zoley - GEO Group Inc - Chairman, CEO

It is idle with a skeletal staff of a small complement of people, so it can be reactivated in full very quickly.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Okay. Very good. Shares outstanding with your guidance. What was the number? I didn’t catch that.

Brian Evans - GEO Group Inc - CFO

Sorry, say that last part?

George Zoley - GEO Group Inc - Chairman, CEO

Shares outstanding.

Brian Lautenbaugh - RBC Capital Markets - Analyst

The number of shares outstanding that you assume with your AFFO per share and your GAAP guidance on the year?

Brian Evans - GEO Group Inc - CFO

Well, about 72 million for the year on average.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Okay. The next question is number of awards this year that you anticipate coming out, new awards not rebids, that you expect coming out in the US. Is it going to be — do you have a list of that you could run down through? For example, Chicago, Atlanta, Houston, the federal stuff, is that all going to be awarded this year? How many thousands of beds are coming out? And I was just trying to figure out timing?

George Zoley - GEO Group Inc - Chairman, CEO

We struggle with it all our entire careers. The federal procurements particularly, because those procurements can span fiscal years. We hope most of those beds would be awarded this year. As far as the state awards, the state legislatures have probably in general yet to go into session, so we won’t know the outcome of the new opportunities until several months.

Actually, normally for us it would be by June 30. Most of the legislatures would have decided what their objectives are and adjourned by that time, and then they are waiting for final signature by the Governor. So you really don’t know until mid-year as to what the state opportunities are.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Okay. And then on the international front, we know that you have been brought down to the final two on Australia, would that be a calendar 2014 event award?

George Zoley - GEO Group Inc - Chairman, CEO

I believe their schedule does have that as an objective.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Okay. And then final question is on the dividend going forward. Is the plan as you continue to grow AFFO to continue to increase your dividend and payout a larger percent? Or keeping the percentage right around here and using the extra cash flow for other purposes?

Brian Evans - GEO Group Inc - CFO

Well, we have articulated that we will maintain at least the 75% payout ratio, and over time we’ll look to step that up to 80%. And I think that will just be a decision that is made at the Board level and the senior management level as we look at our capital requirements and look to adjust that over time.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Okay. And I have one more for George. I’m sorry. I said that was the last one, but the percentage of your wins that are not public, most of the ones we are talking about or you talked about were all the public ones, but there is several thousand that get awarded that are negotiated.

Is that 10%, 20% of your wins over time have been negotiated only? What do you think?

George Zoley - GEO Group Inc - Chairman, CEO

I have never done the math, but it is a growing number. And I would just guess, as you have, it’s between 10% and 20%.

Brian Lautenbaugh - RBC Capital Markets - Analyst

Great. Thank you very much.

George Zoley - GEO Group Inc - Chairman, CEO

Thank you.

Operator

Your next question comes from Barclays.

Unidentified Participant Analyst

Hello, this is actually Greg calling on for Manav. Good morning. Just given the attention paid to the recent California City contract with California, I was wondering if we could get your views on offering alternative structures such as owned and leased contract?

George Zoley - GEO Group Inc - Chairman, CEO

Well, we are favorably inclined to consider similar opportunity ourselves. And I think there was some special circumstances in the California City situation that drove those final decisions. But on a generic basis, would we be open to the opportunity of building a facility and leasing it to a governmental client? Absolutely.

Unidentified Participant Analyst

Okay. And do you think that expands the opportunities that with some states that may have been less inclined to use private prisons in the past?

George Zoley - GEO Group Inc - Chairman, CEO

Yes, I think it does. Each new contract I think is — reverberates in the marketplace as to what can be done and under reasonable terms that benefit both parties. So each successful project will probably lead to more successful projects.

Unidentified Participant Analyst

Okay. That make sense. And then I guess on facility acquisitions, I know a lot of it is in private conversations, but I was wondering if I could get a little bit of commentary on the progress you are seeing in the conversations with state and local governments on potential facility acquisitions?

George Zoley - GEO Group Inc - Chairman, CEO

I can only say that we are aware of a number of them. We have been contacted ourselves by individuals interested in selling facilities, but we are relatively careful as to what we invest our money in. And most of the time they don’t meet our requirements, but we are open to such acquisitions, as we did with Montgomery County, Texas, which was a successful transaction for both parties.

Unidentified Participant Analyst

Okay. And last for me, maybe just a little commentary on pricing? What you are seeing there and as state budgets firm up, are you seeing any of the improved pricing?

George Zoley - GEO Group Inc - Chairman, CEO

You know, state budgets are much improved over prior years. And that’s given them now the flexibility of doing things they couldn’t do to expand capacity and rehabilitation programs. And obviously, puts less pressure on the current pricing and even permits adjustments to the pricing to take into account the inflation that has occurred over the years.

Unidentified Participant Analyst

Great. Thanks so much.

George Zoley - GEO Group Inc - Chairman, CEO

Thank you.

Operator

Your next question comes from Kevin McVeigh, Macquarie.

Kevin McVeigh - Macquarie Research - Analyst

Great, thanks. Just, George, along those lines, are you starting to see an increase in existing populations with your existing state partners as a result of the economy picking up and you see more law enforcement on the street? And if that is the case, how has that been relative to past cycles? (technical difficulties) Hello?

Operator

Sorry for the disturbance into your call. Your speaker has disconnected from the line. We will play the music until he reconnects. Thank you. Be aware that your line is open, Kevin.

Pablo Paez - GEO Group Inc - VP Corporate Relations

Hello? Kevin?

Kevin McVeigh - Macquarie Research - Analyst

Yes?

Pablo Paez - GEO Group Inc - VP Corporate Relations

Go ahead with your question.

Kevin McVeigh - Macquarie Research - Analyst

Sorry about that. So sure, just wondering if you are seeing kind of an uptick in existing populations just based on the economy improving at all as you see budgets start to firm? If that is in fact the case, how has that been relative to prior recoveries?

George Zoley - GEO Group Inc - Chairman, CEO

I don’t know, what period do you want me to reflect on, Kevin?

Kevin McVeigh - Macquarie Research - Analyst

Whatever one you think is most relevant.

George Zoley - GEO Group Inc - Chairman, CEO

I don’t know how to answer that question.

Brian Evans - GEO Group Inc - CFO

The last couple years, it has —

Kevin McVeigh - Macquarie Research - Analyst

I guess within the last 12 months, have you seen your kind of current base estates, the populations increase as the economy has gotten better?

George Zoley - GEO Group Inc - Chairman, CEO

Yes, but we also go through some seasonal fluctuations in our federal business. You know that.

Kevin McVeigh - Macquarie Research - Analyst

Sure.

George Zoley - GEO Group Inc - Chairman, CEO

Right now, as I looked at the census report today, it looks like there’s been a pickup in the federal population.

John Hurley - GEO Group Inc - President of GEO Corrections and Detention

Indeed.

Kevin McVeigh - Macquarie Research - Analyst

Got it. And then, just along the lines of any other asset purchases, particularly given what’s happened in California, does that change the capital allocation strategy? Would you gear it more towards M&A, or given what’s happened in California, does that give you an opportunity maybe to take the dividend up at ever faster rate than what you’ve expected?

Or just the way California settled, really no impact at all whatsoever on capital allocation?

George Zoley - GEO Group Inc - Chairman, CEO

Well, California is one good story, but there are other good stories of opportunities elsewhere as well. And that is why we feel we are in a very good situation of having multiple opportunities, and that will impact our capital planning. And it will have some impact on our dividend.

Kevin McVeigh - Macquarie Research - Analyst

Got it. And then, has there been any kind of effect of the REIT, any impact in terms of the sales process from the states, or is it just more of a non-event from a state perspective in terms of changing capital structure around the tax and dividend?

George Zoley - GEO Group Inc - Chairman, CEO

Operationally, it has been a non-event for our clients. They receive the same services now that they received previously. I think the difference is for the shareholders they are now receiving a very nice dividend, and I think there is also a difference in our marketing and marketing opportunities.

We are now open to a number of different opportunities of becoming now, in some cases, landlords in building facilities and owning them on behalf of third parties. So that is a significant development.

Kevin McVeigh - Macquarie Research - Analyst

Understood. Thank you.

George Zoley - GEO Group Inc - Chairman, CEO

Any further questions? Operator?

Operator

Your next question comes from Tobey Sommer, SunTrust.

Unidentified Participant Analyst

Hello, this is Frank for Toby. Most of my questions have been answered, but I just want to ask, given the California decision and the progress that has happened there, do you think that presents opportunities for the community services and the community portion of the business? And can you remind us of your current exposure in California?

George Zoley - GEO Group Inc - Chairman, CEO

Jorge?

Jorge Dominicis - GEO Group Inc - SVP of GEO Community Services

Sure. Yes, I think that it does present opportunities there as well.

George Zoley - GEO Group Inc - Chairman, CEO

What if won those?

Jorge Dominicis - GEO Group Inc - SVP of GEO Community Services

Well, we recently won a contract to do day reporting in several locations throughout California. We have probably — I’m sure we have the largest network of day reporting centers throughout the state right now, and we’re working on some ideas that we think will really introduce in a more full way the GEO continuum of care and bring those to the department in a way that will help them improve their rehabilitative efforts.

Unidentified Participant Analyst

Okay, great. And then, you addressed the seasonality in 1Q at a pretty detailed level, breaking out the start up and the federal populations and the employment taxes. But just wanted to ask, has that been any structural change in terms of the seasonality?

Is there reason to believe this will persist going forward? Or is it just kind of similar factors as we have seen in prior years?

Brian Evans - GEO Group Inc - CFO

It’s similar factors we’ve seen in prior years. It is across multiple business lines in our federal contracts and our BI and reentry facilities. And it’s also in the corrections and detention facilities, and those are all normalizing out as you go into second quarter.

Unidentified Participant Analyst

All right. Great. Thank you very much.

Operator

Your next question is from Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners - Analyst

Thanks. Just two more questions. I wanted to see if you could give us some color on any — besides Moshannon Valley, any meaningful rebids you have of owned facilities? In 2014, that is?

George Zoley - GEO Group Inc - Chairman, CEO

Other than in Moshannon Valley now.

Kevin Campbell - Avondale Partners - Analyst

Okay. And then, I’m curious — ?

George Zoley - GEO Group Inc - Chairman, CEO

We have some rebid. I guess there are Broward, Florida —

John Hurley - GEO Group Inc - President of GEO Corrections and Detention

Tacoma.

George Zoley - GEO Group Inc - Chairman, CEO

— Tacoma —

John Hurley - GEO Group Inc - President of GEO Corrections and Detention

Moshannon, I think.

George Zoley - GEO Group Inc - Chairman, CEO

— and Moshannon.

John Hurley - GEO Group Inc - President of GEO Corrections and Detention

Those are the 2014 events.

Kevin Campbell - Avondale Partners - Analyst

Broward, Tacoma, and Moshannon?

George Zoley - GEO Group Inc - Chairman, CEO

Right.

Kevin Campbell - Avondale Partners - Analyst

And are Broward and Tacoma, are those rebid? Oftentimes, I see with the feds they have very specific geographic natures —

George Zoley - GEO Group Inc - Chairman, CEO

Yes.

Kevin Campbell - Avondale Partners - Analyst

— to the bids. And clearly, —

George Zoley - GEO Group Inc - Chairman, CEO

They are.

Kevin Campbell - Avondale Partners - Analyst

— it’s designed for the existing facilities, so they are set up that way as well for Broward and Tacoma?

George Zoley - GEO Group Inc - Chairman, CEO

Yes.

Kevin Campbell - Avondale Partners - Analyst

Okay.

George Zoley - GEO Group Inc - Chairman, CEO

That’s why I don’t know how many bidders there will be on something like that, but — (multiple speakers)

Kevin Campbell - Avondale Partners - Analyst

Okay. Lastly, just sort of a bigger picture question, now that you guys, obviously, have been a REIT for a year plus. Is there any thought about potentially expanding into areas outside of corrections? You know, healthcare REITs or things like that? Is that anything you have given consideration to to any real degree at this point?

George Zoley - GEO Group Inc - Chairman, CEO

Possibly to expand into criminal justice projects, which are anchored by corrections services and facilities, but may entail other type of physical structures and services.

Kevin Campbell - Avondale Partners - Analyst

Like building a courthouse or something like that for the feds, or — ?

George Zoley - GEO Group Inc - Chairman, CEO

As part of a corrections complex.

Kevin Campbell - Avondale Partners - Analyst

Yes. Okay. But nothing really outside of corrections that would all have that as sort of the anchor piece left to it?

George Zoley - GEO Group Inc - Chairman, CEO

We are not going into condominiums. (laughter)

Kevin Campbell - Avondale Partners - Analyst

All right. Thanks for your time. Have a great day.

George Zoley - GEO Group Inc - Chairman, CEO

Okay. Thank you.

Operator

Thank you, and I’d now like to turn the call over to Dr. George Zoley for closing remarks.

George Zoley - GEO Group Inc - Chairman, CEO

Thank you very much, everyone, and I look forward to addressing you on our next conference call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.